UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) December 23, 2003

COVENTRY HEALTH CARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16477	52-2073000

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6705 Rockledge Drive, Suite 900, Bethesda, Maryland 20817
 (Address of principal executive offices) (Zip Code)

(301) 581-0600
 (Registrant's telephone number, including area code)

Not Applicable
 (Former name or former address, if changed since last report)

ITEM 11. Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans.

     On December 19, 2003, Coventry Health Care, Inc. (“Coventry”) temporarily suspended transactions by participants in the Coventry Health Care, Inc. Retirement Savings Plan (the “Plan”). This period, during which participants will be unable to exercise their rights otherwise available, is referred to as the “Blackout Period.”   The Blackout Period is related to a transition of the Plan to T. Rowe Price whom Coventry has selected as its new Plan recordkeeper, beginning January 1, 2004.  The Blackout Period is required by T. Rowe Price to facilitate the orderly transfer of the Company’s retirement plan records.

    As a result of these changes, participants in the Plan will be unable to (1) direct or diversify any of the investments in their individual accounts, (2) obtain loans from the Plan or (3) obtain a distribution from the Plan. Additionally, all employees, including directors and executive officers, are prohibited from buying and selling the Company’s Common Stock.   This includes the exercise and sale of Coventry stock options and the purchase and sale of Coventry stock through the Coventry Health Care, Inc. Supplemental Executive Retirement Plan.

    The Blackout Period as set forth in Section 306(a) of the Sarbanes-Oxley Act of 2002 began on December 19, 2003 and will end the week of January 19, 2004.   During the weeks of the Blackout Period, participants can determine whether the Blackout Period has ended by contacting T. Rowe Price at 1-800-922-9945 or accessing the myRetirementPlan web site at rps.troweprice.com.

     In addition, during the Blackout Period and for a period of two years after the ending date of the Blackout Period, a security holder of Coventry or other interested person may obtain, without charge, the actual beginning and ending dates of the Blackout Period by contacting:

Corporate Benefits Department Coventry Health Care, Inc. 6705 Rockledge Drive, Suite 900 Bethesda, MD 20817 (301) 581-0600

    Coventry serves as the Plan administrator and furnished notice to the affected participants and beneficiaries on November 19, 2003.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COVENTRY HEALTH CARE, INC.

/s/ Dale B. Wolf

Dale B. Wolf
Executive Vice President, Chief Financial Officer and Treasurer

Dated: December 23, 2003